FORM 8-A

               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
           PURSUANT TO SECTION 12(b) OR 12 (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                  LEHMAN BROTHERS HOLDINGS INC.
     (Exact name of registrant as specified in its charter)


             DELAWARE                       13-3216325
     (State of incorporation             (I.R.S. employer
         or organization)               identification no.)


3 World Financial Center
   New York, New York                                    10285
(Address of principal executive offices)              (zip code)

If this Form relates to the         If this Form relates to the
registration of a class of          registration of a class of
debt securities and is              debt securities and is to
effective upon filing               become effective simultaneously
pursuant to General Instruction     with the effectiveness of a
A(c)(1) please check the            concurrent registration statement
following box  X                    under the Securities Act of 1933
                                    pursuant to General Instruction
                                    A (c)(2) please check the
                                    following box.

Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class         Name of each exchange on which
       to be so registered         each class is to be registered


  AMEX Hong Kong 30 Index Call      American Stock Exchange, Inc.
 Warrants Expiring January,
 1998


Securities to be registered pursuant to Section 12(g) of the Act:
None


Item 1. Description of Registrant's Securities to be Registered.


         The securities to be registered are AMEX Hong Kong 30 Index Call Warrants Expiring January __, 1998 (the "Warrants") of Lehman Brothers Holdings Inc. (the "Registrant") and shall be issued under the Registration Statement on Form S-3 (File No. 33-58548). A description of the Warrants will be contained in the Prospectus and Prospectus Supplement to be filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) under the Securities Act of 1933, and such Prospectus and Prospectus Supplement shall be deemed to be incorporated by reference into this Registration Statement.


Item 2.   Exhibits.

          1A      Form of Warrant Certificate (attached as
                  Exhibit A to the form of Index Warrant Agreement referred to below).

          1B      Form of Global Warrant Certificate (attached as
                  Exhibit B to the form of Index Warrant Agreement referred to below).

          2 Form of Index Warrant Agreement (incorporated by reference to Exhibit 4(s) to Registration Statement No. 33-53651 filed May 16, 1994).

_________________


                            SIGNATURE

           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                   LEHMAN BROTHERS HOLDINGS INC.
                                        (Registrant)


Date:  January 11, 1996            By:   /s/ Jennifer Marre
                                   Name:  Jennifer Marre
                                   Title: Vice President